EXHIBIT 99

Contacts: Stacey Sullivan, Media Relations	Marie Perry, Investor Relations
(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL BOARD DECLARES COMMON DIVIDEND

DALLAS (Oct. 29, 2009) —Today, the Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.11 per share on the common stock of the company.

The dividend will be paid on December 16, 2009 to shareholders of record as of December 3, 2009.

At the end of the first quarter fiscal year 2010, Brinker International either owned, operated, or franchised 1,699 restaurants under the names Chili’s® Grill & Bar (1,493 restaurants), On The Border Mexican Grill & Cantina® (162 restaurants) and Maggiano’s Little Italy® (44 restaurants).  Brinker also holds a minority investment in Romano’s Macaroni Grill®.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste and behavior, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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